U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Chase Venture Capital Associates, LLC ("CVCA, LLC") (FN 1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Chase Capital Partners
   380 Madison Avenue-12th Floor
--------------------------------------------------------------------------------
                                    (Street)

   New York               New York              10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Multex.com, Inc. ("MLTX")
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   January 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)

   March 1999
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               3/16/99        C               1,320,034   A      N/A       3,042,118     D
----------------------------------------------------------------------------------------------------------------------------
Common Stock               3/16/99        C                 802,084   A      N/A       3,042,118     D
----------------------------------------------------------------------------------------------------------------------------
Common Stock               3/16/99        C                 920,000   A      N/A       3,042,118     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Series C            1 for    3/16/99  C               26,401 Immed.            Common   1,320,034
                    100                                                        Stock    (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Series D            1 for    3/16/99  C               16,042 Immed.            Common   802,084
                    100                                                        Stock    (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Series E            1 for    3/16/99  C               18,400 Immed.            Common   920,000
                    100                                                        Stock    (FN 2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) Chase Venture Capital Associates, LLC ("CVCA, LLC") became the successor to Chase Venture Capital Associates, LP ("CVCA, LP"), (ii) CCP-SBIC Manager, LLC, a newly organized wholly-owned subsidiary of Chase Capital Partners ("CCP"), became the managing member of CVCA, LLC, and (iii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of CCP, became the non-managing member of CVCA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with CCP-SBIC and Consolidating, the manager, by delegation, of CVCA, LLC. Prior to the internal reorganization, CCP was the general partner, and the sole shareholder of Consolidating was the limited partner, of CVCA, LP. The internal reorganization changed CVCA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) Reflects a one for 2 reverse stock split of all outstanding shares that was affected on March 17, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                       Chase Venture Capital Associates, LLC
                          ** Signature of Reporting Person

                       By: Chase Capital Partners, as Manager

                       By: /s/
                           ----------------------------------

                       Title: ___________________ of Chase
                              Capital Partners                       2/  /2000
                                                                     ---------
                                                                        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Name and Address of         Designated Reporter(1)  Statement for     Issuer Name, Ticker       Title of   Amount of Securities
      Reporting Person                                    month/year        or Trading Symbol        Security    Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
Ana Carolina Aidar               Chase Venture Capital   January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners          Associates, LLC
Rua Verbo Divino, 1400
Sao Paulo, Brazil, SP
04719-002
------------------------------------------------------------------------------------------------------------------------------------
John R. Baron                    Chase Venture Capital   January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners          Associates, LLC
380 Madison Avenue 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Christopher  C. Behrens          Chase Venture Capital   January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners          Associates, LLC
380 Madison Avenue 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt                Chase Venture Capital   January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners          Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts                  Chase Venture Capital   January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners          Associates, LLC
50 California Street
San Francisco, CA  94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin                Chase Venture Capital   January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners          Associates, LLC
380 Madison Avenue 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert                 Chase Venture Capital   January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners          Associates, LLC
380 Madison Avenue
12th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green                    Chase Venture Capital   January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners          Associates, LLC
380 Madison Avenue
12th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon                Chase Venture Capital   January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners          Associates, LLC
380 Madison Avenue 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------

     Name and Address of         Designated Reporter(1)  Ownership Form:     Nature of Indirect         Disclaims
      Reporting Person                                    Direct (D) or     Beneficial Ownership    Pecuniary Interest
                                                          Indirect (I)
-----------------------------------------------------------------------------------------------------------------------
Ana Carolina Aidar               Chase Venture Capital          I            See Explanatory                 Yes
c/o Chase Capital Partners          Associates, LLC                          Note 2 below
Rua Verbo Divino, 1400
Sao Paulo, Brazil, SP
04719-002
-----------------------------------------------------------------------------------------------------------------------
John R. Baron                    Chase Venture Capital          I            See Explanatory                  No
c/o Chase Capital Partners          Associates, LLC                          Note 2 below
380 Madison Avenue 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
Christopher  C. Behrens          Chase Venture Capital          I            See Explanatory                  No
c/o Chase Capital Partners          Associates, LLC                          Note 2 below
380 Madison Avenue 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt                Chase Venture Capital          I            See Explanatory                  No
c/o Chase Capital Partners          Associates, LLC                          Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
David S. Britts                  Chase Venture Capital          I            See Explanatory                 Yes
c/o Chase Capital Partners          Associates, LLC                          Note 2 below
50 California Street
San Francisco, CA  94111
-----------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin                Chase Venture Capital          I            See Explanatory                  No
c/o Chase Capital Partners          Associates, LLC                          Note 2 below
380 Madison Avenue 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
David J. Gilbert                 Chase Venture Capital          I            See Explanatory                 Yes
c/o Chase Capital Partners          Associates, LLC                          Note 2 below
380 Madison Avenue
12th Floor
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------------
Eric A. Green                    Chase Venture Capital          I            See Explanatory                 Yes
c/o Chase Capital Partners          Associates, LLC                          Note 2 below
380 Madison Avenue
12th Floor
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------------
Michael R. Hannon                Chase Venture Capital          I            See Explanatory                  No
c/o Chase Capital Partners          Associates, LLC                          Note 2 below
380 Madison Avenue 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann               Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs                  Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
125 London Wall
London EC2Y 5AJ, United
Kingdom
------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray               Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor              Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Bob Rugggiero                   Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal                  Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian             Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital                  Associates, LLC
Partners
50 California Street, Suite
2940
San Francisco, CA 94111
------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                  Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
125 London Wall
London EC2Y 5AJ, United
Kingdom
------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan                Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker               Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann               Chase Venture Capital           I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                          Note 2 below
380 Madison Avenue 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
Jonathan Meggs                  Chase Venture Capital           I           See Explanatory                  Yes
c/o Chase Capital Partners         Associates, LLC                          Note 2 below
125 London Wall
London EC2Y 5AJ, United
Kingdom
-----------------------------------------------------------------------------------------------------------------------
Stephen P. Murray               Chase Venture Capital           I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                          Note 2 below
380 Madison Avenue 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor              Chase Venture Capital           I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                          Note 2 below
380 Madison Avenue 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
Bob Rugggiero                   Chase Venture Capital           I           See Explanatory                  Yes
c/o Chase Capital Partners         Associates, LLC                          Note 2 below
380 Madison Avenue 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
Susan L. Segal                  Chase Venture Capital           I           See Explanatory                  Yes
c/o Chase Capital Partners         Associates, LLC                          Note 2  below
380 Madison Avenue 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian             Chase Venture Capital           I           See Explanatory                   No
c/o Chase Capital                  Associates, LLC                          Note 2 below
Partners
50 California Street, Suite
2940
San Francisco, CA 94111
-----------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                  Chase Venture Capital           I           See Explanatory                  Yes
c/o Chase Capital Partners         Associates, LLC                          Note 2 below
125 London Wall
London EC2Y 5AJ, United
Kingdom
-----------------------------------------------------------------------------------------------------------------------
Patrick Sullivan                Chase Venture Capital           I           See Explanatory                  Yes
c/o Chase Capital Partners         Associates, LLC                          Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker               Chase Venture Capital           I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                          Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh                Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters               Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker                Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
CCP European Principals, LLC    Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC             Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Chase Capital Corporation       Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan             Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
Corporation                        Associates, LLC
270 Park Avenue
35th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Chase Capital Partners          Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
380 Madison Avenue 12th            Associates, LLC
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC           Chase Venture Capital    January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners         Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
CCP-CMC Consolidating, LLC     Chase Venture Capital     January, 2000  Multex.com, Inc. ("MLTX")  Common Stock      3,042,118
c/o Chase Capital Partners        Associates, LLC
380 Madison Avenue
New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh                Chase Venture Capital            I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                           Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------
Richard D. Waters               Chase Venture Capital            I           See Explanatory                  Yes
c/o Chase Capital Partners         Associates, LLC                           Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker                Chase Venture Capital            I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                           Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------
CCP European Principals, LLC    Chase Venture Capital            I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                           Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC             Chase Venture Capital            I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                           Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------
Chase Capital Corporation       Chase Venture Capital            I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                           Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan             Chase Venture Capital            I           See Explanatory Note              No
Corporation                        Associates, LLC                           3 below
270 Park Avenue
35th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------
Chase Capital Partners          Chase Venture Capital            I           See Explanatory                   No
380 Madison Avenue 12th            Associates, LLC                           Note 4 below
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC           Chase Venture Capital            I           See Explanatory                   No
c/o Chase Capital Partners         Associates, LLC                           Note 5 below
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------
CCP-CMC Consolidating, LLC     Chase Venture Capital            I           See Explanatory                    No
c/o Chase Capital Partners        Associates, LLC                           Note 6 below
380 Madison Avenue
New York, NY  10017
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
David L. Ferguson              Chase Venture Capital     January, 2000  Multex.com, Inc. ("MLTX")  Common Stock     3,042,118
c/o Chase Capital Partners        Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene               Chase Venture Capital     January, 2000  Multex.com, Inc. ("MLTX")  Common Stock     3,042,118
c/o Flatiron Partners             Associates, LLC
257 Park Avenue South 12th
Floor
New York, NY 10010
------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand              Chase Venture Capital     January, 2000  Multex.com, Inc. ("MLTX")  Common Stock     3,042,118
c/o Chase Capital Partners        Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann                Chase Venture Capital     January, 2000  Multex.com, Inc. ("MLTX")  Common Stock     3,042,118
c/o Chase Capital Partners        Associates, LLC
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
David L. Ferguson              Chase Venture Capital            I            See Explanatory                   No
c/o Chase Capital Partners        Associates, LLC                            Note 7 below
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------
I. Robert Greene               Chase Venture Capital            I            See Explanatory                   No
c/o Flatiron Partners             Associates, LLC                            Note 8 below
257 Park Avenue South 12th
Floor
New York, NY 10010
-------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand              Chase Venture Capital            I            See Explanatory                   No
c/o Chase Capital Partners        Associates, LLC                            Note 9 below
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann                Chase Venture Capital            I            See Explanatory                   No
c/o Chase Capital Partners        Associates, LLC                            Note 10 below
380 Madison Avenue 12th
Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of (a) CCP-SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) CCP-CMC Consolidating, LLC ("Consolidating"), the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The amounts shown in Tables I and II represent beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

4) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of
(a) CCP-SBIC, the sole managing member CVCA and (b) Consolidating, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

7) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until June 1, 1997. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

8) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

9) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.